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                                                                   EXHIBIT 10(y)

                            HEWLETT-PACKARD COMPANY
                         EXECUTIVE PAY-FOR-RESULTS PLAN
                 (AMENDED AND RESTATED AS OF NOVEMBER 1, 2000)

    1. PURPOSE. The purpose of the Hewlett-Packard Company Executive Pay-For-Results Plan (formerly known as the Hewlett-Packard Company Variable Pay Plan and the Hewlett-Packard Company Pay-For Results Plan) is to provide certain employees of Hewlett-Packard Company and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria.

    2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

        (a) "AFFILIATE" shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

        (b) "AFM" shall mean the Company's Accounting and Financial Manual, as posted from time to time on the Company's internal web site.

        (c) "BOARD" shall mean the Board of Directors of the Company.

        (d) "BONUS" shall mean a cash payment, which may be an addition to Base Pay made pursuant to the Plan with respect to a particular Performance Period. The amount of a Bonus may be less than, equal to, or greater than the Target Bonus; provided, however, that a Bonus shall not be greater than an amount equal to three hundred percent (300%) of the Target Bonus.

        (e) "CODE" shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, all as amended from time to time, and any successors thereto.

        (f) "COMMITTEE" shall mean the Committee designated pursuant to
    Section 4 of the Plan.

        (g) "COMPANY" shall mean Hewlett-Packard Company, a Delaware corporation.

        (h) "COVERED OFFICER" shall mean at any date (i) any individual who with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of Code section 162(m); provided, however that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its sole discretion, at the time of any Bonus or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the then current taxable year of the Company, and (ii) any individual who is designated by the Committee, in its sole discretion, at the time of any Bonus or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the then current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Bonus will be paid.

        (i) "ELIGIBLE EARNINGS" shall mean the annual base rate of cash compensation, excluding discretionary or contractual bonuses, actual commissions/bonus payments paid to commissioned employees pursuant to an incentive plan, Bonuses, Target Bonuses, payments under the Hewlett-Packard Company Employee Benefits Organization Income Protection Plan and the Hewlett-Packard Company Supplemental Income Protection Plan, or any other additional compensation. Eligible earnings may be modified in accordance with local law or requirements.

        (j) "FISCAL YEAR" shall mean the twelve-month period from November 1 through October 31.

        (k) "NET ORDER DOLLARS" shall be as defined in the Company's Corporate Marketing Policy, as posted on the Company's internal web site at the start of the Performance Period.

        (l) "NET PROFIT DOLLARS" shall be as defined in the AFM at the start of the Performance Period.
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        (m) "NET PROFIT GROWTH" shall be, with respect to any Performance
    Period, as defined by the Committee, in its sole discretion.

        (n) "NET REVENUE DOLLARS" shall be as defined in the AFM at the start of the Performance Period.

        (o) "PARTICIPANT" shall mean each salaried employee of the Company or its Affiliates in active service whose position is designated by the Committee as eligible for participation in the Plan; provided, however, that Participants must be selected prior to the Predetermination Date.

        (p) "PERFORMANCE MEASURE" shall mean any measurable criteria tied to the Company's success that the Committee may determine, including, but not limited to, Net Order Dollars, Net Profit Dollars, Net Profit Growth, Net Revenue Dollars, Revenue Growth, Total Shareholder Return Relative to Peer Index, individual performance, earnings per share, return on assets, return on equity, other Company and business unit financial objectives, customer satisfaction indicators and operational efficiency measures.

        (q) "PERFORMANCE PERIOD" shall mean a six-month period of time based upon the halves of the Company's Fiscal Year, or such other time period as shall be determined by the Committee.

        (r) "PLAN" shall mean the Hewlett-Packard Company Executive Pay-For-Results Plan, as amended from time to time.

        (s) "PREDETERMINATION DATE" shall mean (i) the earlier of: a date
    90 days after commencement of the Performance Period, or a date not later than the expiration of 25% of the Performance Period, provided that the satisfaction of selected Performance Measures is substantially uncertain at such time, or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code section 162(m).

        (t) "REVENUE GROWTH" shall be, with respect to any Performance Period, as defined by the Committee, in its sole discretion.

        (u) "TARGET BONUS" shall mean a Bonus amount that may be paid if 100% of all the Targets applicable Performance Measures are achieved in the Performance Period. The Target Bonus shall be equal to a fixed percentage of the Participant's Base Pay for such Performance Period. Such percentage shall be determined by the Committee prior to the Predetermination Date.

        (v) "TOTAL SHAREHOLDER RETURN RELATIVE TO PEER INDEX" shall be, with respect to any Performance Period, as defined by the Committee, in its sole discretion.

    3. ELIGIBILITY. Persons employed by the Company or any of its Affiliates during a Performance Period and in active service are eligible to be Participants under the Plan for such Performance Period (whether or not so employed or living at the date a Bonus is made) and may be considered by the Committee for a Bonus. An individual is not rendered ineligible to be a Participant by reason of being a member of the Board. Notwithstanding anything herein to the contrary, the Committee shall have sole discretion to designate or approve the Participants for any given Performance Period.

    4.  ADMINISTRATION.

        (a) Unless otherwise designated by the Board, the Compensation Committee of the Board shall be the Committee under the Plan. A director may serve as a member or an alternate member of the Committee only during periods in which the director is an "outside director" as described in Code section 162(m). The Committee shall have full power and authority to construe, interpret and administer the Plan. It may issue rules and regulations for administration of the Plan and shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders, employees and Participants. In the case

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    of Participants who are not Covered Officers, the Committee may empower certain person(s) or a committee to administer the Plan, to the extent specified by the Committee at the time of delegation, and subject to modification at any time thereafter, whose decisions shall similarly be final, conclusive and binding upon all parties.

        (b) The expenses of the administration of the Plan shall be borne by the Company.

    5. TERM. Subject to Section 10(g), the Plan shall be effective as of November 1, 2000 and shall be applicable for future Fiscal Years of the Company unless amended or terminated by the Board or the Committee pursuant to
Section 10(e).

    6. BONUSES. Prior to the beginning of each Performance Period, the Committee or, if applicable, the Committee's delegate, shall designate or approve (a) the positions or employees who will be Participants for a Performance Period, (b) the minimum and maximum Bonuses and the Target Bonuses for the position or employee, (c) the applicable Performance Measures and combination of Performance Measures and percentages allocated to the applicable Performance Measures; and (d) the Performance Period. All Performance Measures pertaining to a Covered Officer shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether performance results with respect to such Performance Measures have been achieved.

    7.  DETERMINATION OF AMOUNT OF BONUS.

        (a) CALCULATION. As soon as administratively practicable after the end of the relevant Performance Period, the Committee, or, in the case of a Bonus to a Participant who is not a Covered Officer, the person(s) or committee empowered by the Committee or the Board, shall determine the amount of the Bonus for each Participant by:

           (i) Determining the actual performance results for each Performance Measure;

           (ii) Determining the amount to which each Participant is entitled based on the percentage allocated by the Committee to each Performance Measure against the Target Bonus for each Participant; and

           (iii) Certifying by resolution duly adopted by the Committee (or by the person(s) or committee empowered by the Committee in the case of Participants who are not Covered Officers) the amount of the Bonus for each Participant so determined.

        (b)  ADJUSTMENTS TO BONUSES.

           (i) IN GENERAL. In its sole discretion, the Committee or the Committee's delegate may, but is not required to, make an adjustment to a Participant's Bonus to take into account events or situations which:
       (A) have a financial impact relevant to the applicable Performance Period, (B) were not already taken into account in the Participant's Performance Measures for such period, and (C) which had a financial impact in the applicable Performance Period in excess of U.S.
       $50 million due to any of the following: (I) acquisitions and investments, (II) divestitures, (III) a major change in U.S. accounting principles, or (IV) a major reorganization within the Company. In its sole discretion, and without delegation, the Committee alone may approve any other adjustments to a Participant's Bonus during a Performance Period.

           (ii) REDUCTIONS. In addition to a general Bonus adjustment addressed in Section 7(b)(i), the Committee may, in the exercise of its sole discretion and based on any factors the Committee deems appropriate, reduce or eliminate to zero the amount of a Bonus to a Participant otherwise calculated in accordance with the provisions of Section 7(a) prior to payment thereof. The Committee shall make a determination of whether and to what extent to reduce Bonuses under the Plan for each Performance Period at such time or times

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       following the close of the Performance Period as the Committee shall deem appropriate. The reduction in the amount of a Bonus to a Participant for a Performance Period shall have no effect on the amount of the Bonus to any other Participant for such period.

        (c) NO ADJUSTMENTS FOR COVERED OFFICERS. Notwithstanding the provisions of Section 7(b) above, any adjustments made in accordance with or for the purposes of Section 7(b) shall be disregarded for purposes of calculating the Bonus to any Covered Officer to the extent that such adjustments would have the effect of increasing such Bonus.

        (d) MAXIMUM. Notwithstanding any other provision of this Plan, the maximum Bonus that may be paid to a Covered Officer under the Plan with respect to a particular Performance Period is $4 million. To the extent the period of time defining a Performance Period is changed by the Committee, then the maximum Bonus that may be paid to a Covered Officer under the Plan is an amount that bears the same pro rata relationship to the new period of time as the above amount does to the current six-month Performance Period as set by the Committee.

    8.  PAYMENT OF BONUSES.

        (a) Payment of a Bonus to a Participant shall be made as soon as practicable after determination of the amount of the Bonus under Section 7 above, and after the Committee has certified in writing the amount to be paid, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under the Hewlett-Packard Company Executive Deferred Compensation Plan.

        (b) A participant will forfeit any Bonus for a Performance Period during which he or she is involuntarily terminated for cause or voluntarily terminates his or her employment with the Company for any reason except as otherwise provided in Section 8(c), below.

        (c) The payment of a Bonus with respect to a specific Performance Period requires that the employee be on the Company's payroll as of the end of such Performance Period, subject to the following:

           (i) NON-PAY STATUS. A Participant who continues to be on approved non-pay status through the end of the Performance Period will receive a bonus payment if return to work is within the maximum period approved by the Company for the non-pay status. If the non-pay status results in a leave of absence or termination, guidelines governing those situations will apply.

           (ii) LEAVE OF ABSENCE. A Participant will receive a bonus payment while on an approved leave of absence even if the leave began prior to the end of the Performance Period. The Bonus will be based on the Participant's actual Base Pay for the Performance Period. While on an approved medical leave of absence, accrual of Base Pay will continue for as long as the employee is integrating disability benefits with flexible time off (FTO) hours, or sick or vacation hours. Only the FTO or sick or vacation hours will be included in Base Pay.

           (iii) WORK-RELATED ILLNESS/INJURY. A Participant who cannot work due to a work-related injury/illness and who may be drawing Workers' Compensation benefits will be placed on medical leave from the last day worked. While on leave, a Participant will receive a bonus payment even if the leave began prior to the end of the Performance Period.

           (iv) RETIREMENT. If the reason for a Participant's termination of employment prior to the end of a Performance Period is his or her retirement at the age and service-year level set by the Company or the local law requirements where the Participant is employed, any Bonus will be pro-rated based upon the employee's time spent actively at work prior to his or her retirement date.

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           (v) DEATH. If a Participant dies prior to the end of a Performance
       Period or after the end of a Performance Period but prior to payment, any Bonus will be paid to the Participant's estate and will be based on the Participant's actual Base Pay for the Performance Period.

        (d) Payments of Bonuses to Participants who are on the payroll of Affiliates of the Company shall be paid directly by such entities.

    9.  CHANGES IN STATUS.

        (a) If prior to the end of a Performance Period a person is hired for a position previously designated by the Committee for participation under the Plan, that person will commence participation in the Plan on a pro-rated basis from the date of hire. If an employee is promoted into such a position from a position that was eligible for participation in the Company Performance Bonus Plan, the ESS Bonus Plan, or the Pay-for-Results Short-Term Bonus Plan, he or she will be considered to have been a Participant in this Plan from the beginning of the Performance Period or, if later, from the date of hire. Notwithstanding the foregoing, this
    Section 9(a) shall not apply to a Covered Officer.

        (b) If a Participant transfers from one eligible position to another prior to the end of a Performance Period, any Bonus will be based on performance as it relates to the latest position.

        (c) If prior to the end of a Performance Period, a Participant transfers into a position that is not eligible for participation under the Plan, the employee will not receive a Bonus under the Plan.

    10.  MISCELLANEOUS.

        (a) NO ASSIGNMENT. No portion of any Bonus under the Plan may be assigned or transferred otherwise than by will or the laws of descent and distribution prior to the payment thereof.

        (b) TAX REQUIREMENTS. All payments made pursuant to the Plan or deferred pursuant to Section 8(a) shall be subject to all applicable taxes or contributions required by federal, state or local law to be withheld, in accordance with the procedures to be established by the Committee.

        (c) NO ADDITIONAL PARTICIPANT RIGHTS. The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under the Plan, except as otherwise provided for herein, or to continued participation under the Plan. There is no obligation for uniformity of treatment of Participants under the Plan. The benefits provided for Participants under the Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. It is expressly agreed and understood that the employment is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or one of its Affiliates, in accordance with the terms and conditions of the Participant's employment contract.

        (d) LIABILITY. The Board and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent auditors for the Company. No member of the Board or of the Committee, any officers of the Company or its Affiliates or any of their designees shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member, officer or designee.

        (e) AMENDMENT; SUSPENSION; TERMINATION. The Board or Committee may, at any time and from time to time, amend, suspend or terminate the Plan or any part of the Plan as it may deem proper and in the best interests of the Company. In the case of Participants employed outside the United States, the Board, the Committee or their designees may vary the provisions of the Plan as

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    deemed appropriate to conform with local laws, practices and procedures. In addition, the Executive Committee of the Board or any of the General Counsel, Secretary or Assistant Secretary of the Company is authorized to make certain minor or administrative changes required by or made desirable by government regulation. Any modification of the Plan may affect present and future Participants and the amount of any Bonus hereunder.

        (f) OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

        (g) GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

        (h) NO TRUST. Neither the Plan nor any Bonus shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent that the Participant acquires a right to receive payments from the Company in respect of any Bonus, such right shall be no greater than the right of any unsecured general creditor of the Company.

        (i) SECTION 162(m). All payments under this Plan are designed to satisfy the special requirements for performance-based compensation set forth in Code section 162(m)(4)(C) of the Code, and the Plan shall be so construed. Furthermore, if a provision of the Plan causes a payment to fail to satisfy these special requirements, it shall be deemed amended to satisfy the requirements to the extent permitted by law and subject to Committee approval.

        (j) DESIGNATION OF BENEFICIARIES. A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Bonuses which may be paid to the Participant, or may be payable, after such Participant's death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant's death, a Bonus with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Bonus granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive a Bonus under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its Affiliates shall have no further liability to anyone with respect to such amount.

        (k) EFFECT ON FY99 PLAN AND STOCKHOLDER APPROVAL. This Amended and Restated Plan amends and supersedes the Hewlett-Packard Company Variable Pay Plan effective November 1, 1998, as amended and restated effective
    November 1, 1999, and as approved of by shareholders of the Company at the Company's Annual Meeting of Shareholders in February 2000. This and future Plan amendments shall require stockholder approval only if and to the extent required by applicable law or the applicable rules of any stock exchange.

        (l) SEVERABILITY. If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law. All other provisions of the Plan will remain in effect.

        (m) SAVINGS CLAUSE. If any portion of this Plan as it relates to a Covered Officer is construed as failing to satisfy the provisions of Code section 162(m), then the Plan will be deemed amended to satisfy the requirements to the extent permitted by law and subject to Committee approval.

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    11.  EXECUTION

    IN WITNESS WHEREOF, the Company has caused this Plan to be adopted this 16th day of November, 2000, effective November 1, 2000.

                                          HEWLETT-PACKARD COMPANY
                                          /s/ PHILIP M. CONDIT
                                          Philip M. Condit
                                          Chair, Compensation Committee

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